As filed with the Securities and Exchange Commission on February 13, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Rio Vista Energy Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0153267 (I.R.S. Employer Identification Number)

1313 Alton Gloor Blvd., Suite J
Brownsville, Texas 98526
(956) 831-0886
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Ian T. Bothwell
Acting Chief Executive Officer
Rio Vista Energy Partners L.P.
1313 Alton Gloor Blvd., Suite J
Brownsville, Texas 98526
(956) 831-0886
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Roy E. Bertolatus
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate	Amount of
Securities to be Registered	Registered (1)	Unit (2)	Offering Price (2)	Registration Fee
Common Units representing limited partner interests	867,644	$14.42	$12,511.426.48	$491.70

(1)	Pursuant to Rule 416(a), the number of units being registered shall be adjusted to include any additional units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low sales prices of the units on the NASDAQ Global Market on February 7, 2008.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2008
PROSPECTUS
Rio Vista Energy
Partners L.P. [LOGO]
867,644 Common Units
Representing Limited Partner Interests

     This prospectus relates to 867,644 common units representing limited partner interests in us that may be offered for resale by the selling unitholders named in this prospectus. The selling unitholders acquired the common units in transactions exempt from registration under the Securities Act of 1933, as amended, including from private placements of our common units occurring in the fourth quarter of 2007, option grants under our 2005 Equity Incentive Plan, and warrants issued from time to time.
     We are not selling any common units under this prospectus and will not receive any proceeds from the sale of common units by the selling unitholders. The common units to which this prospectus relates may be offered and sold from time to time directly from the selling unitholders or alternatively through underwriters or broker-dealers or agents. The common units may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Because all of the common units being offered under this prospectus are being offered by the selling unitholders, we cannot currently determine the price or prices at which our common units may be sold under this prospectus.
     Our common units are listed for trading on the NASDAQ Global Market under the symbol “RVEP.” On February 12, 2008, the closing sale price of our common units as reported on the NASDAQ Global Market was $15.25 per unit.

     Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations, particularly with respect to corporate governance and tax matters. Please read “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference herein and therein before you make any investment in our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                         , 2008

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY
     This summary highlights information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully and the documents incorporated by reference, including the historical and pro forma consolidated financial statements and the notes to those financial statements. Please read “Where You Can Find More Information.” You should read “Risk Factors” for information about important factors to consider before buying the common units.
     References in this prospectus to “Rio Vista,” “we,” “our,” “us,” “ the “partnership” or like terms refer to Rio Vista Energy Partners L.P. and its subsidiaries. References in this prospectus to the “general partner” are to Rio Vista GP LLC, a Delaware limited liability company that is Rio Vista’s sole general partner. We refer to our limited partner interests as the common units. References to “Penn Octane” refer to Penn Octane Corporation, our general partner’s parent company. References to “Regional” refer to Regional Enterprises, Inc., a Virginia corporation formerly named Regional Enterprizes, Inc. that we acquired in 2007. References to the “Oklahoma Assets” refer collectively to the assets and properties we acquired in 2007 from GM Oil Properties, Inc. and Penny Petroleum Corporation and the membership interests of GO LLC that we also acquired in 2007.
About this Prospectus
     This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling unitholders may, from time to time, sell up to 867,644 of our common units.
     This prospectus provides you with a general description of us and the units that may be offered by the selling unitholders. In connection with any offer or sale of units by the selling unitholders under this prospectus, the selling unitholders are required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling unitholders, the terms of the applicable offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
     The information in this prospectus is accurate as of its date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.”
Risk Factors
     An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited liability company structure and the tax characteristics of our common units. Please read carefully the risks under the caption “Risk Factors” immediately following this Summary beginning on page 7.
Rio Vista Energy Partners L.P.
Historical Assets and Operations
     We are a limited partnership that was formed in 2003 to acquire from Penn Octane, and thereafter operate, certain gas pipeline, transportation and related midstream assets. From our inception until 2007, we were focused on the operation of the assets we acquired from Penn Octane. From inception, our principal assets consisted of an liquefied petroleum gas, or LPG, terminal facility in Matamoros, Mexico and approximately 23 miles of pipelines connecting the Matamoros Terminal Facility to an LPG terminal facility in Brownsville, Texas. After August 2006, we operated this system exclusively on behalf of TransMontaigne Partners L.P. and its affiliates, or TransMontaigne, to transport their LPG.

Recent Significant Changes
     In August 2006, we completed the disposition of substantially all of our U.S. LP assets to TransMontaigne, including our Brownsville, Texas terminal facility and refined products tank farm, together with associated improvements, leases, easements, licenses and permits; an LPG sales agreement; and all of our LPG inventory. In December 2007, we completed the disposition of our remaining LPG assets to TransMontaigne, including the U.S. portion of the two pipelines from a Brownsville, Texas terminal owned by TransMontaigne to the U.S. border, along with all associated rights-of-way and easements; all of the outstanding equity interests in entities owning interests in the portion of the two pipelines that extend from the U.S. border to Matamoros, Mexico; and all of our rights for indirect control of an entity that owns a terminal site in Matamoros, Mexico. As a result, we no longer operate the assets acquired from Penn Octane or conduct the businesses we have historically conducted.
     In July 2007, we acquired Regional Enterprises, Inc., and in November 2007, we acquired certain oil and natural gas producing properties and related assets in the State of Oklahoma formerly owned by GM Oil Properties, Inc., Penny Petroleum Corporation and GO LLC. The businesses and assets we acquired in 2007 are described further below under the subheadings “Regional Enterprises” and “Oklahoma Assets.” As a result of our acquisitions in 2007, we are now focused on the acquisition, development and production of oil and natural gas properties and related midstream assets, and the operation and development of Regional’s business. As part of the financing of our business, we issued approximately $4 million of common units to certain of the selling unitholders on December 3, 2007, as described in our Current Report on Form 8-K filed with the SEC on December 3, 2007.
Regional Enterprises
     Our wholly-owned subsidiary, Regional Enterprises, Inc., is a Virginia corporation formerly operated as Regional Enterprizes, Inc. and provides transportation, storage and transloading services primarily from its headquarters, storage and operational facility in Hopewell, Virginia.
     Regional’s revenue and gross profit by service category are set forth below:

	Fiscal Year Ended October 31, 2006(1)				Period from November 1, 2006 thru October 31, 2007(1)
							Gross
	Revenue	%	Gross Profit	%	Revenue	%	Profit	%
Hauling	$4,109,933	70.6%	$1,039,868	57.8%	$5,198,208	82.4%	$1,492,787	72.7%
Storage	899,772	15.5%	258,322	14.4%	856,950	13.6%	359,865	17.6%
Transloading	811,663	13.9%	501,456	27.9%	252,643	0%	199,774	7%

Total	$5,844,575	100%	$1,799,646	100%	$6,307,801	100%	$2,052,426	100%

(1)	Prior to our acquisition of Regional on July 27, 2007, Regional’s fiscal year ended October 31. Upon our acquisition, we changed the fiscal year-end of Regional to December 31. Information above is provided for Regional’s fiscal year ended October 31, 2006 and for the year ended October 31, 2007.
     Transportation. Regional transports a broad range of hazardous and non-hazardous liquid products, including the following: aluminum sulfate solution, sulfuric acid, sodium hydroxide, hydrogen peroxide, ferric chloride, ferric sulfate, hypochlorite solution, hydrochloric acid, ferrous chloride and aqua ammonia.
     Regional’s transportation services are primarily for the most part short-haul in nature. We estimate that approximately 85% of Regional’s deliveries are made within 150 miles of its Hopewell, Virginia terminal. Virtually all of Regional’s transportation services are provided within the states of Virginia, North Carolina, South Carolina, Georgia, Tennessee, Maryland, Pennsylvania and Delaware.
     Regional currently has a fleet of approximately 48 tanker units and 30 tractors dedicated to its transportation services. The majority of tankers are constructed of stainless steel, with 11 being rubber or chlorobutyl lined, which enables them to carry the toughest corrosives. The tanker fleet also includes four aluminum-constructed tanks, which are equipped with vapor recovery. We believe that this extensive inventory of tankers enables Regional to service the majority of its customers’ needs. The tractor fleet consists of 17 late model, Western Star and 13 Mack units.
     Storage. Regional’s Hopewell facility has a total of 15 tanks, six of which have capacities in excess of one million gallons; of these 15 tanks, 13 tanks are for customer utilization. These tanks have a combined storage capacity of 10,351,149 gallons. As of December 31, 2007, we had five vacant tanks with a combined storage capacity of 481,917 gallons.
     Our loading dock is parallel to the main shipping channel with berthing dolphin clusters approximately 210’ in length. Two six-inch and one ten-inch steel pipelines service the various tanks. All of the tanks are constructed of carbon steel, both insulated and bare skin and some with internal walls lined and unlined. Several tanks and all of the associated piping are equipped with heat via either heat transfer (hot oil) or steam. As of the date of this prospectus, Regional stored the following products: two grades of asphalt, asphalt additive, sodium hydroxide and #2 oil.
     Regional receives the products it stores by ship, barge, rail and truck. The products Regional stores are owned by its customers. Certain customers for whom Regional provides storage services also use Regional’s transportation services.
     Transloading. Regional provides transloading services utilizing its rail siding and off-loading facilities to transfer products from railcars to tanker trucks. Open rail access to the Norfolk Southern and CSX rail lines offers competitive rail economics and flexibility for its customers. Customers who utilize Regional’s transloading services typically do so because either their own rail service is at full capacity or Regional’s strategic location provides them with an important distribution point not available in their own distribution system. Transloading products, either from storage tanks or tankers, in railcar quantities provides a logistical pricing advantage over long-haul transportation in tanker trucks. Steam heat and compressed air is available at each railcar spot.
     Regional has two transloading facilities. Regional leases siding tracks and 15 railcar slots at its Hopewell, Virginia facility, with Norfolk Southern conducting switching operations. As of December 31, 2007, we had four vacant slots but anticipate acquiring an additional 900 feet of track, which would result in 16 additional rail slots. Regional also has a transloading facility in Johnson City, Tennessee, where it leases siding tracks and six railcar slots. Switching operations for the Johnson City, Tennessee facility are provided by East Tennessee Railway, which services tracks over which, both, the CSX and Norfolk Southern railroads operate.
     Headquarters Facility. Regional has approximately 2,000 square feet of office facilities at its Hopewell, Virginia headquarters from which it provides most of its management, administrative and marketing operations.
     Customers. For the twelve month period ended October 31, 2007, General Chemical Corporation accounted for approximately 14% of our revenues, with no other individual customer accounting for more than 10% of our revenues.
     Employees. Regional has a total of approximately 51 full- and part-time employees, consisting of 26 drivers, 14 terminal operators, three mechanics and 14 office staff.
     Environmental and Regulatory. Regional is a licensed contract or common carrier and holds permits with the Hopewell wastewater treatment facility for treatment and disposal of its wastewater generated through rainwater runoff and tanker washing operations. Regional is subject to various laws and regulations, including those relating to labor, maritime, transportation, environment and motor carrier.
Oklahoma Assets
     In November 2007, we acquired three, privately-held oil and gas businesses in east central Oklahoma, as further described in our Current Report on Form 8-K filed with the SEC on November 26, 2007, as amended on February 4, 2008 and incorporated herein by reference. We acquired assets from Penny Petroleum Corporation, an Oklahoma corporation owning and operating exploration and production properties and the MV gathering system described below. In addition to properties owned by Penny Petroleum and operations conducted by it prior to our acquisition, we also now own and operate exploration and production properties and related assets that we acquired from GM Oil Properties, Inc. In addition, we acquired all of the outstanding equity interests of GO LLC, an Oklahoma limited liability company now named Rio Vista GO LLC, that owns and operates the Brooken gathering system described below.
     The total purchase price for the acquisition of the Oklahoma assets was approximately $30.5 million, consisting of a cash payment in the amount of $9.4 million, the issuance of $1.5 million of our common units, the issuance of a $0.5 million short-term convertible note, and the assumption of a $30 million first lien senior credit facility with TCW Asset Management Company, or TCW (under which we borrowed $17.1 million) along with a $2.0 million payment to TCW to obtain the credit facility. In December 2008, the TCW credit facility will convert to an eight-year amortizing loan with a fixed interest rate of 10.5%.
     Exploration and Production Assets. The Oklahoma assets include approximately 15,100 net acres located in McIntosh, Haskell and Pittsburg counties in Oklahoma. The Oklahoma assets also include a 25% participation interest on 4,800 acres owned by Concorde Resources. These assets represent a majority interest in 93 wells that we now operate and 16 non-operated wells in the Booch Sand, Hartshorne Cold Bed Methane, Georgia’s Fork and Spiro formations.
     Gathering. The Oklahoma assets also include Rio Vista GO’s wholly-owned and operated 25-mile Brooken pipeline that gathers natural gas from several properties located in Haskell and Pittsburg counties, as well as Rio Vista’s Penny’s wholly-owned and operated 40-mile MV pipeline that receives natural gas from leases in the Texanna area north of Lake Eufala and delivers product to the ONEOK intrastate pipeline in McIntosh County, Oklahoma. The pipeline consists of 40 miles of class I pipelines, a low-pressure gas gathering system and a 3,000 horsepower central compressor station with a capacity of 50 million cubic feet, or MMcf, per day.

Organizational Chart
     The following diagram depicts the organizational structure of our business operations as of December 31, 2007.
Principal Executive Offices and Internet Address
Our principal executive offices are located at 1313 Alton Gloor, Suite J, Brownsville, Texas 98526, and our telephone number is (956) 831-0886. Our website is located at http://www.riovistaenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Offering

Units offered by selling unitholders	867,644 common units.

Units outstanding after this offering	2,778,300 common units, which includes ________ common units to be issued upon the exercise of options granted under our 2005 Equity Incentive Plan and upon the exercise of warrants to acquire 969 common units.

General partner interests and management incentive interests, all of which will continue to be owned by our general partner.

Use of proceeds	We will not receive any proceeds from sales of common units by the selling unitholders.

Cash distributions	We intend to make a current quarterly distribution of $0.25 per common unit to the extent we have sufficient available cash from operations after we establish appropriate cash reserves and pay fees and expenses. We refer to this cash as “available cash,” and we define its meaning in more detail in our limited partnership agreement, in “Cash Distribution Policy—Distributions of Available Cash—Definition of Available Cash.” Our general partner has broad discretion in establishing cash reserves. The cash reserves that our general partner may establish in its discretion include reserves for future cash distributions on the common units, general partner interests and management incentive interests. These reserves, which could be substantial, will reduce the amount of cash available for distribution to you. On January 29, 2008, we announced that we would make our regular quarterly distribution in the amount of $0.25 per unit on February 14, 2008 to unitholders of record on February 11, 2008.

RISK FACTORS
     Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the risk factors discussed in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus in evaluating an investment in our common units. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the described risks actually were to occur, we may not be able to make quarterly distributions on our common units, the trading price of our common units could decline and you could lose part or all of your investment in our partnership.
Risks Related to Our Business
We may not have sufficient cash flow from operations to make the quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.
     We may not have sufficient available cash each quarter to make the quarterly distribution of $0.25 per unit or any other amount. Under the terms of our partnership agreement, the amount of cash otherwise available for distribution will be reduced by our operating expenses and the amount of any cash reserve our general partner establishes to provide for the proper conduct of our business, meet any of our obligations arising from any of our debt instruments, or other agreements, comply with applicable law, and provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters.
     The amount of cash we actually generate will depend upon numerous factors related to our business that may be beyond our control, including, among other things, the risks described in this section. In addition, the actual amount of cash that we will have available for distribution will depend on other factors, including:
•	the level of our capital expenditures;

•	our ability to make borrowings under our revolving credit facilities, if any, to make distributions;

•	limitations on our subsidiaries’ ability to make distributions to us under the TCW credit facility;

•	sources of cash used to fund acquisitions;

•	debt service requirements and restrictions on distributions contained in our existing and future debt agreements;

•	interest payments;

•	fluctuations in our working capital needs;

•	general and administrative expenses, including expenses we will incur as a result of being a public company;

•	cash settlement of commodity derivative contracts;

•	timing and collectibility of receivables; and

•	the amount of cash reserves, which we expect to be substantial, established by our general partner for the proper conduct of our business.
     For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Cash Distribution Policy.”

Our estimate of the minimum EBITDA necessary for us to make a distribution on all units at the target distribution rate for each of the four quarters ending December 31, 2008 is based on assumptions that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated.
     Our estimate of the minimum EBITDA necessary for us to make a distribution on all units at the target distribution rate for each of the four quarters ending December 31, 2008, as set forth in “Our Cash Distribution Policy—Cash Available for Distribution,” is based on our management’s calculations, and we have not received an opinion or report on it from any independent accountants. This estimate is based on assumptions about development, production, oil and natural gas prices, settlements under commodity derivative contracts, capital expenditures, expenses, borrowings and other matters that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. If any of these assumptions prove to have been inaccurate, our actual results may differ materially from those set forth in our estimates, and we may be unable to make all or part of the initial quarterly distribution on our units.
Our oil and natural gas reserves naturally decline, and we will be unable to sustain distributions at the level of our estimated initial quarterly distribution without making accretive acquisitions or substantial capital expenditures that maintain or grow our asset base.
     Our future oil and natural gas reserves, production volumes, cash flow and ability to make distributions depend on our success in developing and exploiting our current reserves efficiently and finding or acquiring additional recoverable reserves economically. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations and reduce cash available for distribution.
     Because our oil and natural gas properties are a depleting asset, we will need to make substantial capital expenditures to maintain and grow our asset base, which will reduce our cash available for distribution. Because the timing and amount of these capital expenditures fluctuate each quarter, we expect to reserve substantial amounts of cash each quarter to finance these expenditures over time. We may use the reserved cash to reduce indebtedness until we make the capital expenditures. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient expenditures to maintain our asset base, we will be unable to make distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions.
     If our reserves decrease and we do not reduce our distribution, then a portion of the distribution may be considered a return of part of your investment in us as opposed to a return on your investment. Also, if we do not make sufficient growth capital expenditures, we will be unable to expand our business operations and will therefore be unable to raise the level of future distributions.
To fund our substantial capital expenditures, we will be required to use cash generated from our operations, additional borrowings or the issuance of additional equity or debt securities, or some combination thereof, which may limit our ability to make distributions at the then-current distribution rate.
     The use of cash generated from operations to fund capital expenditures will reduce cash available for distribution to our unitholders. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could have a material adverse effect on our business, results of operations, financial condition and ability to make distributions.
     Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to make distributions to our unitholders, either directly or indirectly. For example, our existing credit facility with TCW prohibits our Oklahoma subsidiaries from making any distributions to us until December, 2008 and thereafter, limits those distributions to 75% of defined available cash flow. If we are not able to receive sufficient operating cash from our subsidiaries, our ability to make distributions to our unitholders at the then-current distribution rate could be adversely affected.
     In addition, incurring additional debt may significantly increase our interest expense and financial leverage. Issuing additional common units may result in significant unitholder dilution thereby increasing the aggregate amount of cash required to maintain the then-current distribution rate. Any of these events could limit our ability to make distributions at the then-current distribution rate.
We may not make cash distributions during periods when we record net income.
     The amount of cash we have available for distribution depends primarily on our cash flow, including cash from financial reserves, working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.
Oil and natural gas prices are very volatile. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.
     The oil and natural gas markets are very volatile, and we cannot predict future oil and natural gas prices. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as:
•	our ability to make borrowings under our revolving credit facilities, if any, to make distributions;

•	domestic and foreign supply of and demand for oil and natural gas;

•	weather conditions;

•	overall domestic and global economic conditions;

•	political and economic conditions in oil and natural gas producing countries, including those in the Middle East and South America;

•	actions of the Organization of Petroleum Exporting Countries, or OPEC, and other state-controlled oil companies relating to oil price and production controls;

•	impact of the U.S. dollar exchange rates on oil and natural gas prices;

•	technological advances affecting energy consumption and energy supply;

•	domestic and foreign governmental regulations and taxation;

•	the impact of energy conservation efforts;

•	the proximity, capacity, cost and availability of oil and natural gas pipelines and other transportation facilities;

•	the availability of refining capacity; and

•	the price and availability of alternative fuels.

     Our revenue, profitability and cash flow depend upon the prices of and demand for oil and natural gas, and a drop in prices can significantly affect our financial results and impede our growth. In particular, declines in commodity prices will:
•	negatively impact the value of our reserves, because declines in oil and natural gas prices would reduce the amount of oil and natural gas that we can produce economically;

•	reduce the amount of cash flow available for capital expenditures;

•	limit our ability to borrow money or raise additional capital; and

•	impair our ability to make distributions.
     If we raise our distribution levels in response to increased cash flow during periods of relatively high commodity prices, we may not be able to sustain those distribution levels during subsequent periods of lower commodity prices.
An increase in the differential between the NYMEX or other benchmark prices of oil and natural gas and the wellhead price we receive could significantly reduce our cash available for distribution and adversely affect our financial condition.
     The prices that we receive for our oil and natural gas production sometimes trade at a discount to the relevant benchmark prices, such as NYMEX, that are used for calculating commodity derivative positions. The difference between the benchmark price and the price we receive is called a differential. We cannot accurately predict oil and natural gas differentials. Increases in the differential between the benchmark price for oil and natural gas and the wellhead price we receive could significantly reduce our cash available for distribution and adversely affect our financial condition.
Future price declines may result in a write-down of our asset carrying values, which could have a material adverse effect on our results of operations and limit our ability to borrow and make distributions.
     Declines in oil and natural gas prices may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs, or if our estimates of development costs increase, production data factors change or development results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments. If we incur impairment charges in the future, it could have a material adverse effect on our results of operations in the period incurred and on our ability to borrow funds under our revolving credit facility, which in turn may adversely affect our ability to make cash distributions to our unitholders.
Our commodity derivative contract activities could result in financial losses or could reduce our income, which may adversely affect our ability to make distributions to our unitholders.
     To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas, we currently and may in the future enter into derivative arrangements for a significant portion of our oil and natural gas production that could result in both realized and unrealized commodity derivative losses. The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. For example, the derivative instruments we utilize are based on posted market prices, which may differ significantly from the actual crude oil, natural gas and NGL prices we realize in our operations.

     Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the nominal amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our derivative activities are subject to the following risks:
•	a counterparty may not perform its obligation under the applicable derivative instrument; and

•	there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received, which may result in payments to our derivative counterparty that are not accompanied by our receipt of higher prices from our production in the field.
Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.
     It is not possible to measure underground accumulations of oil or natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, future production levels and operating and development costs. In estimating our level of oil and natural gas reserves, we and our independent reserve engineers make certain assumptions that may prove to be incorrect, including assumptions relating to the level of oil and natural gas prices, future production levels, capital expenditures, operating and development costs, the effects of regulation and availability of funds. If these assumptions prove to be incorrect, our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and our estimates of the future net cash flows from our reserves could change significantly.
     Our standardized measure is calculated using prices and costs in effect as of the date of estimation, less future development, production and income tax expenses, and discounted to reflect the timing of future net revenue in accordance with the rules and regulations of the SEC. Over time, we may make material changes to reserve estimates to take into account changes in our assumptions and the results of actual development and production.
     The reserve estimates we make for fields that do not have a lengthy production history are less reliable than estimates for fields with lengthy production histories. A lack of production history may contribute to inaccuracy in our estimates of proved reserves, future production rates and the timing of development expenditures.
     The standardized measure of our estimated proved reserves is not necessarily the same as the current market value of our estimated proved oil and natural gas reserves. We base the estimated discounted future net cash flows from our estimated proved reserves on prices and costs in effect on the day of estimate.
     The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with the Financial Accounting Standards Board’s, or FASB, Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities,” may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

Developing and producing oil and natural gas are costly and high-risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to make distributions to our unitholders.
     The cost of developing, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce as much oil and natural gas as we had estimated. Furthermore, our development and producing operations may be curtailed, delayed or canceled as a result of other factors, including:
•	high costs, shortages or delivery delays of rigs, equipment, labor or other services;

•	unexpected operational events and/or conditions;

•	reductions in oil and natural gas prices;

•	increases in severance taxes;

•	limitations in the market for oil and natural gas;

•	adverse weather conditions and natural disasters;

•	facility or equipment malfunctions, and equipment failures or accidents;

•	title problems;

•	pipe or cement failures and casing collapses;

•	compliance with environmental and other governmental requirements;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•	lost or damaged oilfield development and service tools;

•	unusual or unexpected geological formations, and pressure or irregularities in formations;

•	loss of drilling fluid circulation;

•	fires, blowouts, surface craterings and explosions;

•	uncontrollable flows of oil, natural gas or well fluids; and

•	loss of leases due to incorrect payment of royalties.
     If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

Shortages of rigs, equipment and crews could delay our operations and reduce our cash available for distribution.
     Higher oil and natural gas prices generally increase the demand for rigs, equipment and crews and can lead to shortages of, and increasing costs for, development equipment, services and personnel. Shortages of, or increasing costs for, experienced development crews and oil field equipment and services could restrict our ability to drill the wells and conduct the operations that we currently have planned. Any delay in the development of new wells or a significant increase in development costs could reduce our revenues.
If we do not make acquisitions on economically acceptable terms, our future growth and ability to make or increase distributions will be limited.
     Our ability to grow and to increase distributions to unitholders depends in part on our ability to make acquisitions that result in an increase in pro forma available cash per unit. We may be unable to make such acquisitions because we are:
•	unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	unable to obtain financing for these acquisitions on economically acceptable terms; or

•	outbid by competitors.
     If we are unable to acquire properties containing proved reserves, our total level of proved reserves will decline as a result of our production, and we will be limited in our ability to increase or possibly even to maintain our level of cash distributions.
Any acquisitions we complete are subject to substantial risks that could reduce our ability to make distributions to unitholders.
     Even if we do make acquisitions that we believe will increase pro forma available cash per unit, these acquisitions may nevertheless result in a decrease in pro forma available cash per unit. Any acquisition involves potential risks, including, among other things:
•	the validity of our assumptions about reserves, future production, revenues, capital expenditures, operating expenses and costs, including synergies;

•	an inability to integrate the businesses we acquire successfully;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which our indemnity is inadequate;

•	the diversion of management’s attention from other business concerns;

•	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

•	natural disasters;

•	the incurrences of other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges;

•	unforeseen difficulties encountered in operating in new geographic areas; and

•	customer or key employee losses at the acquired businesses.
     Our decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations.
     Also, our reviews of acquired properties are inherently incomplete because it generally is not feasible to perform an in-depth review of the individual properties involved in each acquisition given time constraints imposed by sellers. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.
Due to our lack of geographic diversification, adverse developments in our operating areas would reduce our ability to make distributions to our unitholders.
     Currently, our only oil and natural gas properties and related assets are located in Oklahoma and the greatest part of Regional’s operations are conducted within a 150-mile radius of its principal facility in southeastern Virginia. Due to our lack of diversification in location, an adverse development in the relevant businesses within our geographic areas would have a significantly greater impact on our results of operations and cash available for distribution to our unitholders than if we maintained more diverse locations.
We may be unable to compete effectively with larger companies, which may adversely affect our ability to generate sufficient revenue to allow us to make distributions to our unitholders.
     The oil and natural gas industry is intensely competitive with respect to acquiring prospects and productive properties, marketing oil and natural gas and securing equipment and trained personnel, and we compete with other companies that have greater resources. Many of our competitors are major and large independent oil and natural gas companies, and possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Many of our larger competitors not only drill for and produce oil and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis.

These companies may be able to pay more for oil and natural gas properties and evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, there is substantial competition for investment capital in the oil and natural gas industry. These larger companies may have a greater ability to continue development activities during periods of low oil and natural gas prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Our inability to compete effectively with larger companies could have a material adverse impact on our business activities, financial condition and results of operations.
We may incur substantial additional debt to enable us to make our quarterly distributions, which may negatively affect our ability to execute our business plan and make future distributions.
     We may be unable to make a distribution at the initial distribution rate or the then-current distribution rate without incurring indebtedness. When we borrow to make distributions, we are distributing more cash than we are generating from our operations on a current basis. This means that we are using a portion of our borrowing capacity under our revolving credit facility to make distributions rather than to maintain or expand our operations. If we use borrowings under our revolving credit facility to make distributions for an extended period of time rather than toward funding capital expenditures and other matters relating to our operations, we may be unable to support or grow our business. Such a curtailment of our business activities, combined with our payment of principal and interest on our future indebtedness to make these distributions, will reduce our cash available for distribution on our units and will have a material adverse effect on our business, financial condition and results of operations. If we borrow to make distributions during periods of low commodity prices and commodity prices remain low, we may have to reduce our distribution in order to avoid excessive leverage.
Our future debt levels may limit our flexibility to obtain additional financing and pursue other business opportunities and may affect our ability to make future distributions.
     We have approximately $28.8 million of debt. We may incur additional debt in the future. Our future indebtedness could have important consequences to us, including:
•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants contained in our future debt arrangements may require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	we may need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders; and

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.
     Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.
Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.
     There are a variety of operating risks inherent in our wells, gathering systems, pipelines, transportation, storage, transloading and other facilities, such as leaks, accidents, fires, explosions, mechanical problems, hurricanes, adverse weather conditions, hazardous materials releases, mechanical failures and other events beyond our control, all of which could cause substantial financial losses. Any of these or other similar occurrences could result in the disruption of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, fines, environmental pollution, impairment of our operations and substantial revenue losses. The location of our facilities near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of damages resulting from these risks. As a result of the foregoing, we are, and are likely to continue to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business.
     We are not fully insured against all risks, including development and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, insurance may not be available in the future at commercially reasonable costs and on commercially reasonable terms. Changes in the insurance markets due to terrorist attacks and hurricanes have made it more difficult for us to obtain certain types of coverage. We may not be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes, and our insurance may contain large deductibles or fail to cover certain hazards or cover all potential losses. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our unitholders.
Our business depends in part on gathering and transportation facilities owned by others. Any limitation in the availability of those facilities could interfere with our ability to market our oil and natural gas production and could harm our business.
     The marketability of our oil and natural gas production depends in part on the availability, proximity and capacity of pipelines, oil and natural gas gathering systems and processing facilities. The amount of oil and natural gas that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage or lack of available capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, we are provided only with limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in gathering system or pipeline capacity could reduce our ability to market our oil and natural gas production and harm our business.
We have limited control over the activities on properties we do not operate.
     Other companies operated approximately 15% of our wells on a pro forma basis as of December 31, 2007. We have limited ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund with respect to them. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities and lead to unexpected future costs.
We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.
     Our oil and natural gas exploration and production operations are subject to complex and stringent laws and regulations. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells and related pipeline and processing facilities. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations.

     Our business is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and production of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you.
Our pipeline integrity program may subject us to significant costs and liabilities.
     As a result of pipeline integrity testing under the Pipeline Safety Improvement Act of 2002, we may incur significant and unanticipated operating and capital expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines. Further, the Act or an increase in public expectations for pipeline safety may require additional reporting, the replacement of our pipeline segments, additional monitoring equipment and more frequent inspection or testing of our pipeline facilities. Any repair, remediation, preventative or mitigating actions may require significant capital and operating expenditures. Should we fail to comply with the U.S. Department of Transportation rules and related regulations and orders, we could be subject to penalties and fines, which could have a material adverse effect on our ability to make distributions to our unitholders.
Our business would be adversely affected if operations at our terminalling, transportation and distribution facilities experienced significant interruptions. Our business would also be adversely affected if the operations of our customers and suppliers experienced significant interruptions.
     Our operations are dependent upon our terminalling and storage facilities and various means of transportation. We are also dependent upon the uninterrupted operations of certain facilities owned or operated by our suppliers and customers. Any significant interruption at these facilities or inability to transport products to or from these facilities or to or from our customers for any reason would adversely affect our results of operations, cash flow and ability to make distributions to our unitholders or to make principal and interest payments on our debt securities. Operations at our facilities and at the facilities owned or operated by our suppliers and customers could be partially or completely shut down, temporarily or permanently, as the result of any number of circumstances that are not within our control, such as:
•	weather conditions;

•	environmental remediations;

•	labor difficulties; and

•	disruptions in the supply of our products to our facilities or means of transportation.
     Additionally, terrorist attacks and acts of sabotage could target oil and gas production facilities, refineries, processing plants, terminals and other infrastructure facilities. Any significant interruptions at our facilities, facilities owned or operated by our suppliers or customers, or in the oil and gas industry as a whole caused by such attacks or acts could have a material adverse affect on our results of operations, cash flow and ability to make distributions to our unitholders or to make principal and interest payments on our debt securities.
The occurrence or threat of extraordinary events, including domestic and international terrorist attacks, and laws and regulations related thereto may disrupt our operations and decrease demand for our products.
     Chemical-related assets may be at greater risk of future terrorist attacks than other possible targets in the United States. Federal legislation is under consideration that could impose new site security requirements, specifically on chemical facilities, which may increase our overhead expenses. Our business or our customers’ businesses could be adversely affected because of the cost of complying with new security regulations.
     New federal regulations have already been adopted to increase the security of the transportation of hazardous chemicals in the United States. We believe we have met these requirements but additional federal and local regulations that limit the distribution of hazardous materials are being considered. We store, ship and receive materials that are classified as hazardous. Bans on movement of hazardous materials through certain cities could affect the efficiency of our logistical operations. Broader restrictions on hazardous material movements could lead to additional investment to produce hazardous raw materials and change where and what products we provide.
     The occurrence of extraordinary events, including future terrorist attacks and the outbreak or escalation of hostilities, cannot be predicted, and their occurrence can be expected to continue to affect negatively the economy in general, and specifically the markets for our products. The resulting damage from a direct attack on our assets, or assets used by us, could include loss of life and property damage. In addition, available insurance coverage may not be sufficient to cover all of the damage incurred or, if available, may be prohibitively expensive.
We are subject to many environmental and safety regulations that may result in significant unanticipated costs or liabilities or cause interruptions in our operations.
     Our operations involve the handling, production, transportation, treatment and disposal of materials that are classified as hazardous or toxic and that are extensively regulated by environmental and health and safety laws, regulations and permit requirements. We may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Our operations could result in violations of environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, we could incur material costs. Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials. We own or lease a number of properties that have been used to store or distribute refined products for many years. Many of these properties, such as the assets acquired from Regional Enterprises, Inc. in 2007 and the Oklahoma assets, were operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes was not under our control. If significant previously unknown contamination is discovered, or if existing laws or their enforcement change, then the resulting expenditures could have a material adverse effect on our business, financial condition, results of operations or cash flows.
     Environmental, health and safety laws, regulations and permit requirements, and the potential for further expanded laws, regulations and permit requirements may increase our costs or reduce demand for our products and thereby negatively affect our business. Environmental permits required for our operations are subject to periodic renewal and may be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements and the potential for further expanded regulation may increase our costs and can affect the manufacturing, handling, processing, distribution and use of our products. If so affected, our business and operations may be materially and adversely affected. In addition, changes in these requirements may cause us to incur substantial costs in upgrading or redesigning our facilities and processes, including our waste treatment, storage, disposal and other waste handling practices and equipment. For these reasons, we may need to make capital expenditures beyond those currently anticipated to comply with existing or future environmental or safety laws.
We store and transport hazardous or volatile chemicals at some of our facilities. If our safety procedures are not effective, an accident involving these other hazardous or volatile chemicals could result in serious injuries or death, or result in the shutdown of our facilities.
     We transport hazardous chemicals such as aqua ammonia, phosphoric acid, hydrochloric acid and sulfuric acid. An accident involving any of these chemicals could result in serious injuries or death, or evacuation of areas near an accident. An accident could also result in third-party property damage or shutdown of our terminalling facilities, or cause us to expend significant amounts to remediate safety issues or to repair damaged facilities. As a result, an accident involving any of these chemicals could have a material adverse effect on our results of operations, liquidity or financial condition.

Risks Inherent in an Investment in Us
The amount of cash distributions that we will be able to distribute to unitholders will be reduced by the costs associated with general and administrative expenses and reserves that our general partner believes prudent to maintain for the proper conduct of our business and for future distributions.
     Before we can pay distributions to our unitholders, we must first pay or reserve cash for our expenses, including capital expenditures and the costs of being a public company and other operating expenses, and we may reserve cash for future distributions during periods of limited cash flows. The amount of cash we have available for distribution to our unitholders will be affected by our level of reserves and expenses.
Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment.
     Penn Octane Corporation controls our general partner, which controls us. The managers and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Penn Octane. Furthermore, certain managers and officers of our general partner may be directors or officers of affiliates of our general partner, including Penn Octane. Conflicts of interest may arise between Penn Octane and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These potential conflicts include, among others, the following situations:
•	neither our partnership agreement nor any other agreement requires Penn Octane or its affiliates (other than our general partner) to pursue a business strategy that favors us. Penn Octane’s directors and officers have a fiduciary duty to make these decisions in the best interests of its unitholders, which may be contrary to our interests;

•	our general partner is allowed to take into account the interests of parties other than us, such as Penn Octane, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•	Penn Octane is not limited in its ability to compete with us and is only obligated to provide us with the services and personnel required by the Omnibus Agreement;

•	under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or its affiliates (including Penn Octane) and no such person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for our partnership will have any duty to communicate or offer such opportunity to us;

•	some officers of our general partner who will provide services to us will devote time to affiliates of our general partner and may be compensated for services rendered to such affiliates;

•	our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•	our general partner may cause us to borrow funds in order to permit the payment of cash distributions;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner may cause us to purchase common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.
Penn Octane is not limited in its ability to compete with us, which could limit our ability to acquire additional assets or businesses.
          Our partnership agreement does not prohibit Penn Octane from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, Penn Octane may acquire, develop or dispose of additional oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets.
Penn Octane, which controls our general partner, has the power to appoint and remove the members of the board of managers of our general partner.
          Because Penn Octane controls our general partner, it has the ability to elect all of the members of the board of managers of our general partner. Our general partner has control over all decisions related to our operations. Furthermore, the goals and objectives of Penn Octane and our general partner relating to us may not be consistent with those of a majority of the public unitholders.
We are primarily dependent on officers of our general partner to manage our operations. Failure of such officers to devote sufficient attention to the management and operation of our business may adversely affect our financial results and our ability to make distributions to our unitholders.
          The officers of our general partner are primarily responsible for managing our business and operations. We do not maintain key person life insurance policies on any personnel. Although our general partner has arrangements relating to compensation and benefits, our general partner does not have any employment contracts or other agreements with such officers binding them to provide services for any particular term. The loss of the services of any of these individuals, including Messrs. Bothwell and Manner could have a material adverse effect on our business and our ability to make distributions to our unitholders.
Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.
          Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:
•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of managers of our general partner acting in good faith and not involving a vote of unitholders must be “fair and reasonable” to us, as provided by the partnership agreement. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and managers will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers and managers acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner or its conflict committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.
     By purchasing a common unit, a unitholder will become bound by the provisions in the partnership agreement, including the provisions discussed above.
Unitholders have limited voting rights and are not entitled to elect our general partner or its managers.
     Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will not elect our general partner or its board of managers on an annual or other continuing basis. The board of managers of our general partner will be chosen by Penn Octane. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.
Even if unitholders are dissatisfied, it would be difficult to remove our general partner.
     The vote of the holders of at least 80% of all outstanding units voting together as a single class is required to remove the general partner. Therefore, even if the unitholders are dissatisfied it would be difficult to remove our general partner.
Control of our general partner may be transferred to a third party without unitholder consent.
     Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. After October 31, 2008, our general partner may transfer its general partner interest to a third party for any reason without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of Penn Octane, the owner of our general partner, from transferring all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of managers and officers of our general partner with its own choices and thereby influence the decisions made by the board of managers and officers.
We may issue additional units, including units that are senior to the common units, without your approval, which would dilute your ownership interests.
     Our partnership agreement does not limit the number of additional partner interests that we may issue. In addition, we may issue an unlimited number of units that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:
•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.
Our partnership agreement restricts the voting rights of unitholders, other than our general partner and its affiliates, owning 20% or more of our common units, which may limit the ability of significant unitholders to influence the manner or direction of management.
     Our partnership agreement restricts unitholders’ voting rights by providing that any common units held by a person, entity or group that owns 20% or more of any class of common units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such common units with the prior approval of the board of managers of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting unitholders’ ability to influence the manner or direction of management.
Your liability may not be limited if a court finds that unitholder action constitutes control of our business.
     A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:
•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.
     Please read “The Partnership Agreement — Limited Liability” for a discussion of the implications of the limitations of liability on a unitholder.
Unitholders may have liability to repay distributions.
     Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of common units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

Unitholders who are not Eligible Holders will not be entitled to receive distributions on or allocations of income or loss on their common units and their common units will be subject to redemption.
     In order to comply with U.S. laws with respect to the ownership of interests in oil and natural gas leases on federal lands, we have adopted certain requirements regarding those investors who may own our common units. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and natural gas leases on federal lands. As of the date hereof, Eligible Holder means:
•	a citizen of the United States;

•	a corporation organized under the laws of the United States or of any state thereof;

•	a public body, including a municipality; or

•	an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.
     For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. Unitholders who are not persons or entities who meet the requirements to be an Eligible Holder, will not receive distributions or allocations of income and loss on their common units and they run the risk of having their common units redeemed by us at the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.
An increase in interest rates may cause the market price of our common units to decline.
     Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partner interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.
Risks Related to Tax Matters
     In addition to reading the following risk factors, you should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.
Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes or we were to become subject to additional entity-level taxation for state tax purposes, then our cash available for distribution would be substantially reduced.
     The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, which we refer to as the IRS, on this or any other tax matter affecting us.
     Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we will be treated as a corporation for federal income tax purposes, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.
     If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.
     Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. For example, legislation has been proposed that would eliminate partnership tax treatment for certain publicly traded partnerships. Although such legislation would not apply to us as currently proposed, it could be amended prior to enactment in a manner that does apply to us. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.
     In addition, because of widespread state budget deficits and other reasons, several states, including Texas, are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, margin and other forms of taxation. For example, beginning in 2008, we will be subject to a new entity level tax on any portion of our income that is generated in Texas. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income that is apportioned to Texas. Imposition of such a tax on us by Texas, or any other state, will reduce the cash available for distribution to you.
     Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to additional amounts of entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.
We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.
     We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The use of this method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. See “Material Tax Consequences — Disposition of Units — Tax Allocations Between Transferors and Transferees.”
An IRS contest of our federal income tax positions may adversely affect the market for our common units, and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.
     We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on income from us even though your cash distributions from us are less than your share of income.
     Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you may be required to pay any federal income taxes and, in some cases, state and local income taxes, on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from that income.
Tax gain or loss on disposition of common units could be more or less than expected.
     If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the common units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depletion, intangible drilling costs and depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. See “Material Tax Consequences — Disposition of Units — Recognition of Taxable Gain or Loss” for a further discussion of the foregoing.
Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.
     Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.
We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.
     Because we cannot match transferors and transferees of common units and because of other reasons, we will take depletion, depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. For a further discussion of the effect of the depreciation and amortization positions we will adopt, see “Material Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election.”
The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.
     We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For example, an exchange of 50% of our capital and profits could occur if, in any twelve-month period, holders of our subordinated and common units sell at least 50% of the interests in our capital and profits. Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and unitholders receiving two Schedule K-1s for one fiscal year). Our termination could also result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. See “Material Tax Consequences — Disposition of Units — Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.
Unitholders may be subject to state and local taxes and tax return filing requirements in states where they do not live as a result of investing in our common units.
     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We currently own assets and do business in Oklahoma. Oklahoma currently imposes a personal income tax. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax or that impose entity level taxes to which we could be subject. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our special tax counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in the common units.
A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.
     Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Strasburger & Price, LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units.
We may adopt certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may successfully challenge this treatment, which could adversely affect the value of our common units.
     When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and the holders of the incentive distribution rights. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.
     A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated herein by reference contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:
•	the volatility of realized natural gas prices;

•	the discovery, estimation, development and replacement of oil and natural gas reserves;

•	our business and financial strategy;

•	our drilling locations;

•	technology;

•	our cash flow, liquidity and financial position;

•	our production volumes;

•	our lease operating expenses, general and administrative costs and finding and development costs;

•	the availability of drilling and production equipment, labor and other services;

•	our future operating results;

•	our prospect development and property acquisitions;

•	the marketing of oil and natural gas;

•	competition in the oil and natural gas industry;

•	the impact of weather and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters;

•	governmental regulation of the oil and natural gas industry;

•	developments in oil-producing and natural gas producing countries; and

•	our strategic plans, objectives, expectations and intentions for future operations.
     All of these types of statements, other than statements of historical fact included in this prospectus and the documents incorporated herein by reference, are forward-looking statements. These forward-looking statements may be found in the “Summary,” “Risk Factors,” and other sections of this prospectus. In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.
     The forward-looking statements contained in this prospectus and the documents incorporated herein by reference are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus and the documents incorporated herein by reference are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section and elsewhere in this prospectus and the documents incorporated herein by reference. All forward-looking statements speak only as of the date of this prospectus ore the date of the documents incorporated herein by reference, as applicable. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of common units offered under this prospectus. Any proceeds from the sale of common units offered under this prospectus will be received by the selling unitholders.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES
Conflicts of Interest
     Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Penn Octane), on the one hand, and us and our limited partners, on the other hand. The managers and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, the managers of our general partner have fiduciary duties to manage us in a manner beneficial to us and our unitholders.
     The partnership agreement contains provisions that allow our general partner to take into account the interests of parties in addition to our interests when resolving conflicts of interest. In effect, these provisions limit our general partner’s fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty. Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. At the request of our general partner or as required by the omnibus agreement, a conflicts committee of the managers of our general partner will review conflicts of interest. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or the unitholders if the resolution of the conflict is considered fair and reasonable to us. Any resolution is considered fair and reasonable to us if that resolution is:
•	approved by the conflicts committee;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.
     Unless the resolution is specifically provided for in the partnership agreement, when resolving a conflict, our general partner may consider:
•	the relative interests of the parties involved in the conflict or affected by the action;

•	any customary or accepted industry practices or historical dealings with a particular person or entity; and

•	generally accepted accounting practices or principles and other factors it considers relevant, if applicable.
     Unless our general partner has acted in bad faith when resolving a conflict of interest in accordance with these standards, the action taken by the general partner to resolve the conflict of interest will not constitute a breach of its fiduciary duties.
     Conflicts of interest could arise in the situations described below, among others:
Actions taken by our general partner may affect the amount of cash available for distribution to unitholders.
     The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:
•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.
     In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to the unitholders, including borrowings that have the purpose or effect of:
•	enabling our general partner to receive distributions on the incentive distribution rights.
     For example, if we have not generated sufficient cash from our operations to make the minimum quarterly distribution on our common units, then the partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “Cash Distribution Policy.”
     The partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating partnership or our other subsidiaries.
          We rely primarily on officers of our general partner.
     We rely primarily on officers of our general partner. The officers of our general partner are not required to work full time on our affairs.
          We will reimburse our general partner and Penn Octane for their expenses.
     We will reimburse our general partner and Penn Octane for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Administrative and general expenses directly associated with providing services to us (such as legal and accounting services) are not included in the overhead allocation pool. Because we are obligated to reimburse our general partner for all direct expenses it incurs on our behalf, there is no maximum amount that we may pay our general partner. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.
          Our general partner intends to limit its liability regarding our obligations.
     Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.
Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.
     Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.
Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.
     The partnership agreement allows our general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates, including Penn Octane, on our behalf. Neither the partnership agreement nor any of the other agreements, contracts or arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement provides that all of these transactions entered into after the distribution are to be on terms that are fair and reasonable to us.

     Our general partner and its affiliates, including Penn Octane, will have no obligation to permit us to use any of their facilities or assets, except as may be provided in contracts entered into specifically dealing with that use. Penn Octane is not obligated to enter into any contracts of this kind.
We may not choose to retain separate professionals for ourselves or for the holders of common units.
     Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates, including Penn Octane. We may retain separate counsel for ourselves or the holders of common units if a conflict of interest arises between Penn Octane, our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.
Our general partner’s affiliates may compete with us.
     The partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in the partnership agreement, affiliates of our general partner, including Penn Octane, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Please read our First Amended and Restated Agreement of Limited Partnership, as amended, that is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.
Fiduciary Responsibilities
     Our general partner is accountable to us and our unitholders as a fiduciary. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, reduce or expand the fiduciary duties owed by the general partner to limited partners and the partnership.”
     The partnership agreement contains various provisions reducing the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s managers have fiduciary duties to manage our general partner in a manner beneficial both to Penn Octane and its stockholders, as well as to you. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards benefit the general partner by enabling it to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described above. These modifications also strengthen the ability our general partner to attract and retain experienced and capable managers. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below.
     The following is a summary of:
•	the fiduciary duties imposed on our general partner by the Delaware Act,

•	material modifications of these duties contained in our partnership agreement, and

•	certain rights and remedies of unitholders contained in the Delaware Act.
State-law fiduciary duty standards
     Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards
     The partnership agreement contains standards provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits our general partner to make a number of decisions in its “sole discretion.” This entitles our general partner to consider only the interests and factors that it desires without giving any consideration to our interests or the interests of our limited partner. Other provisions of the partnership agreement provide that our general partner’s actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held. The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be “fair and reasonable” to us under the factors previously set forth. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider interests of all parties involved, including its own. Please read “ — Conflicts of Interest” for a summary of resolutions that would be considered “fair and reasonable” to us and for a summary of factors that our general partner may consider when resolving a conflict of interest. These standards educe the obligations to which our general partner would otherwise be held. In addition to the other more specific provisions limiting the obligations of our general partner, the partnership agreement further provides that our general partner and its officers and managers will not be liable for monetary damages to us, the limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.
Rights and Remedies of Unitholders
     The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
Certain Provisions of Our Partnership
     Our partnership agreement provides that you, by virtue of receiving common units in connection with this offering, will become a limited partner of us and will be bound by our partnership agreement, without the need to execute our partnership agreement. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a counterpart of the partnership agreement does not render the partnership agreement unenforceable against that person.
     The partnership agreement requires us to indemnify our general partner and its officers, managers, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification if our general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than our general partner) not opposed to, our best interests. We also must provide this indemnification for criminal proceedings if our general partner or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met these requirements concerning good faith and our best interests. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS
The Common Units
     The common units represent limited partner interests in our partnership. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under the partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read “Cash Distribution Policy.” For a description of the rights and privileges of limited partners under the partnership agreement, including voting rights, please read “The Partnership Agreement.”
Transfer Agent and Registrar
     Duties. Computershare Investor Services serves as transfer agent and registrar for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following must be paid by unitholders:
•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.
     We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
     Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
     The transfer of the common units subsequent to the distribution will be accomplished through the completion, execution and delivery of a transfer application. Any subsequent transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:
•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, the partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

     An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion. A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the record holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.
     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A transferee of common units who does not execute and deliver a transfer application obtains only:
•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a transferee of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.
     The partnership agreement requires that a transferor of common units must provide the transferee with all information that may be necessary to transfer the common units. The transferor is not required to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read “The Partnership Agreement — Status as Limited Partner or Assignee.”
     Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

THE PARTNERSHIP AGREEMENT
     The following is a summary of the material provisions of our partnership agreement. The partnership agreement, as amended, is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part. We will provide you with a copy of this agreement upon request at no charge.
     We summarize the following provisions of the partnership agreement elsewhere in this prospectus:
•	With regard to distributions of available cash, please read “Cash Distribution Policy.”

•	With regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units.”

•	With regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”
Formation and Duration
     We were formed on July 10, 2003 as a Delaware limited partnership and will have a perpetual existence until terminated in accordance with our partnership agreement.
Purpose
     Our purposes under the partnership agreement are limited to owning securities of the our operating subsidiaries and engaging in any business activities that may be engaged in by our operating subsidiaries or that are approved by our general partner. Our partnership agreement provides that we and our operating subsidiaries may, directly or indirectly, engage in:
•	operations as conducted immediately after the Penn Octane distribution in September 2004;

•	any other activity approved by our general partner but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; or

•	any activity that enhances the operations of an activity that is described in either of the two preceding clauses.
     Although our general partner has the ability to cause us and our operating partnership to engage in activities other than those described in this prospectus, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts as it may deem, in its sole discretion, necessary to carry out our purposes and to conduct our business.
Power of Attorney
     Each limited partner, each person who receives common units in the distribution and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.
Capital Contributions
     Unitholders are not obligated to make additional capital contributions, except as described under “ — Limited Liability.”

Limited Liability
     Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:
•	to remove or replace our general partner,

•	to approve some amendments to the partnership agreement, or

•	to take other action under the partnership agreement,
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
     Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
     Our subsidiaries will conduct business in a number of U.S. jurisdictions. Maintenance of our limited liability as a limited partner of our operating partnership may require compliance with legal requirements in the jurisdictions in which our operating partnership conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right to remove or replace the general partner of our operating partnership, to approve some amendments to the partnership agreement of our operating partnership, or to take other action under the partnership agreement of our operating partnership constituted “participation in the control” of its business for purposes of the statutes of any relevant jurisdiction, then we could be held personally liable for the obligations of our operating partnership under the law of that jurisdiction to the same extent as its general partner under the circumstances.
Voting Rights
     The following matters require the unitholder vote specified below. Matters requiring the approval of a “unit majority” require the approval of unitholders holding a majority of the outstanding common units.

MATTER	VOTE REQUIREMENT

Issuance of additional units	No approval rights.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “ — Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “— Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “ — Termination and Dissolution.”

Continuation of our partnership upon dissolution event	Unit majority.

Withdrawal of the general partner	The approval of a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to October 31, 2008 in a manner which would cause a dissolution of our partnership. Please read ” — Withdrawal or Removal of the General Partner.”

Removal of the general partner	By vote of unitholders holding not less than 80% of the outstanding common units, including units held by our general partner and its affiliates. Please read “ — Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer its general partner interest without a vote of our unitholders in connection with the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, a third person. Our general partner may also transfer all of its general partner interest to an affiliate without a vote of our unitholders. The approval of unitholders holding a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to October 31, 2008. Please read “ — Transfer of General Partner Interests and Incentive Distribution Rights.”

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, such affiliate or person, the approval of a majority of the outstanding common units is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to October 31, 2008. Please read “ — Transfer of General Partner Interests and Incentive Distribution Rights.”

Transfer of ownership interests in the general partner	No approval required at any time. Please read “ — Transfer of Ownership Interests in General Partner.”

Issuance of Additional Securities
     The partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the unitholders.
     Listed below are examples of circumstances in which we may issue an unlimited number of common units:
•	under employee benefit plans;

•	upon exercise of warrants to purchase our common units;

•	upon conversion of the general partner interest as a result of a withdrawal of our general partner;

•	in the event of a combination or subdivision of common units; or

•	in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis.
     In the past we have funded acquisitions, in part, through the issuance of additional common units or other equity securities and we anticipate we may continue to do so in the future. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.
     In accordance with Delaware law and the provisions of the partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.
     Upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.
Amendment of the Partnership Agreement
     General. Amendments to the partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.
     Prohibited Amendments. No amendment may be made that would:
•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

•	change the duration of our partnership;

•	provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

•	give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of a unit majority.
     The provision of the partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.
     No Unitholder Approval. Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:
•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

•	the reduction in the vote needed to remove the general partner from not less than 80% of all outstanding units to a lesser percentage of all outstanding units;

•	a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating partnership nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment changing our fiscal or taxable year and any changes that are necessary as a result of a change in our fiscal or taxable year;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its managers, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•	any amendment that, in the sole discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	a merger of the partnership or any of its subsidiaries into, or a conveyance of assets to, a newly-created limited liability entity the sole purpose of which is to effect a change in the legal form of the partnership into another limited liability entity; and

•	any other amendments substantially similar to any of the matters described in the clauses above.
     In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the sole discretion of our general partner:
•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange or trading system on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in our best interest and the best interest of the limited partners;

•	are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.
     Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an association taxable as a corporation for federal income tax purposes if one of the amendments described above under “ — No Unitholder Approval” should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, our operating partnership or our subsidiaries to be taxable as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).
     Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.
Action Relating to our Operating Partnership
     Without the approval of the holders of common units representing a unit majority, our general partner is prohibited from consenting on our behalf or on behalf of the general partner of our operating partnership to any amendment to the partnership agreement of our operating partnership or taking any action on our behalf permitted to be taken by a partner of our operating partnership in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.
Merger, Sale or Other Disposition of Assets
     The partnership agreement generally prohibits our general partner, without the prior approval of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.
     If conditions specified in the partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.
Termination and Dissolution
     We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:
•	the election of our general partner to dissolve us, if approved by a unit majority;

•	the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries if we distribute to our unitholders all of the cash received from such sale, exchange or disposition;

•	the entry of a judicial order dissolving us; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.
     Upon a dissolution under the last clause, the holders of a majority of the outstanding common units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by admitting as a new general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion of counsel to the effect that:
•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, nor our operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.
Liquidation and Distribution of Proceeds
     Upon our dissolution, unless we are continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distribution Policy — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.
Withdrawal or Removal of the General Partner
     Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to October 31, 2008 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after October 31, 2008, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the foregoing, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “ — Transfer of General Partner Interests and Incentive Distribution Rights.”
     Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue our business and to appoint a successor general partner. Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than eighty percent (80%) of the outstanding common units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 20% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. As of the date hereof, affiliates of our general partner own in excess of 25% of the outstanding common units.
     The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal our general partner will have the right to require its successor to purchase its general partner interest and its incentive distribution rights for a cash payment equal to the fair market value of those interests at the time.
     In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for a cash payment equal to the fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
     If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph and its incentive distribution rights will continue in full force and effect.
     In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Interests and Incentive Distribution Rights
     Except for transfer by our general partner of all, but not less than all, of its general partner interest in us or its incentive distribution rights to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us or its incentive distribution rights to another person prior to October 31, 2008 without the approval of the holders of at least a majority of the outstanding common units. In the case of a transfer by our general partner of its general partner interest in us, as a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters, and agree to be bound by the provisions of the partnership agreement and the partnership agreement of our operating partnership.
     The general partner and its affiliates may at any time transfer common units it may hold to one or more persons, without unitholder approval.
Transfer of Ownership Interests in General Partner
     At any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the unitholders.
Change of Management Provisions
     The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Rio Vista GP LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. The general partner has the discretion to increase, but not subsequently decrease, the ownership percentage at which voting rights are forfeited. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the managers of our general partner.
     The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:
•	our general partner will have the right to require its successor to purchase its general partner interest and its incentive distribution rights for a cash payment equal to the fair market value of those interests at the time.
Meetings and Voting
     Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-U.S. citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.
     Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or, subject to the provision described in the next paragraph, by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
     Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “ — Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner or Assignee
     Except as described above under “ — Limited Liability,” the common units will be fully paid and unitholders will not be required to make additional contributions.
     An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read “ — Meetings and Voting.” Transferees that do not execute and deliver a transfer application will not be treated as assignees or as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read “Description of the Common Units — Transfer of Common Units.”
Non-U.S. Citizen Assignees; Redemption
     If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by any of these limited partners or assignees at the units’ current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or if our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-U.S. citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-U.S. citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.
Indemnification
     Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a member, partner, officer, manager, employee, agent or trustee of our general partner, any departing general partner, or any affiliate of a general partner or any departing general partner; or

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner, as an officer, director, manager, employee, member, partner, agent or trustee of another person.
     Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.
Books and Reports
     Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.
     We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
     We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
     The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:
•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

     Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.
Registration Rights
     Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Rio Vista GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTION POLICY
Distributions of Available Cash
     General. Within 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the completion of the spin-off through the end of the quarter in which the spin-off occurs based on the actual length of the period.
     The unitholders have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.25 per quarter per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters.
     Definition of Available Cash. We define available cash in our partnership agreement, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:
•	less the amount of cash our general partner determines in its reasonable discretion is necessary or appropriate to:
•	provide for the proper conduct of our business;

•	meet any of our obligations arising from our agreements with Penn Octane;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;
•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to make distributions to partners.
     Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution of $0.25 per common unit, or $1.00 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of expenses, including reimbursement of our general partner. There is no guarantee, however, that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our revolving credit facilities, if any.
Operating Surplus and Capital Surplus
     General. All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus.
     Definition of Operating Surplus. We define operating surplus in our partnership agreement. For any period it generally means:
•	our cash balance at the date of the distribution; plus

•	all of our cash receipts after the distribution, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures after the distribution, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves our general partner deems necessary or advisable to provide funds for future operating expenditures.
     Definition of Capital Surplus. We also define capital surplus in our partnership agreement. It is generally generated only by:
•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.
     Characterization of Cash Distributions. We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes our cash balance at the date of the distribution, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at the date of the distribution that is available for distribution to our unitholders. We do not anticipate that we will make any distributions from capital surplus.
     Definition of Adjusted Operating Surplus. We define adjusted operating surplus in our partnership agreement and for any period it generally means:
•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.
     Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.
Distributions of Available Cash from Operating Surplus
     We make distributions of available cash from operating surplus for any quarter in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “ — Incentive Distribution Rights” below.
Incentive Distribution Rights
     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.
     If for any quarter:
•	we have distributed available cash from operating surplus on each common unit in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on each outstanding common unit in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;
     then we distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.292 per unit for that quarter (the “first target distribution”);

•	Second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.362 per unit for that quarter (the “second target distribution”);

•	Third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.462 per unit for that quarter (the “third target distribution”);

•	Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.
     In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. Please note that while the percentage of available cash from operating surplus to be distributed to the general partner pursuant to the last bullet point above is limited to 50%, there is no limit on the total amount of available cash from operating surplus that will be distributed to our general partner.
Distributions from Capital Surplus
     How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus, if any, in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to the initial unit value;

•	Second , 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.
     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit value, which is a return of capital. A common unit’s portion of the net value assigned for federal income tax purposes by the general partner (in its reasonable discretion) to the assets deemed contributed by the unitholders to us is referred to herein as the “initial unit value.” The initial unit value less any distributions of capital surplus per unit is referred to herein as the “unrecovered initial unit capital account.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit capital account. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. Any distribution of capital surplus before the unrecovered initial unit capital account is reduced to zero, however, cannot be applied to the payment of the minimum quarterly distribution or any arrearages.
     Once we distribute capital surplus on a common unit issued in the distribution in an amount equal to the initial unit value, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of common units, 48% to the holders of the incentive distribution rights and 2% to our general partner.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:
•	the minimum quarterly distribution;

•	target distribution levels; and

•	unrecovered initial unit capital account.
     For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution and the target distribution levels and the unrecovered initial unit capital account would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional common units for cash or property.
     In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.
Distributions of Cash Upon Liquidation
     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

     Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. We will allocate any gain to the partners in the following manner:
•	First, to our general partner and the holders of common units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the unitholders, pro rata, and 2% to our general partner until the capital account for each common unit is equal to the sum of:
(1)	the unrecovered initial unit capital account plus the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

(2)	any unpaid arrearages in payment of the minimum quarterly distribution;
•	Third, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to:
(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;
•	Fourth, 85% to all unitholders, pro rata, and 15% to our general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:
(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 85% to the units, pro rata, and 15% to our general partner, pro rata, for each quarter of our existence;
•	Fifth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:
(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence;
•	Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.
     Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to our general partner and the unitholders in the following manner:
•	First, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the unitholders have been reduced to zero; and

•	Thereafter, 100% to our general partner.

     Adjustments to Capital Accounts. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the general partner’s capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made.
Cash Available for Distribution
     We intend to make each quarter, to the extent we have sufficient available cash from operating surplus after payment of expenses, including expense reimbursements to our general partner, the minimum quarterly distribution of $0.25 per unit, or $1.00 per unit per year, on all the common units. However, there can be no assurance that we will have sufficient available cash from operating surplus to allow us to make all or any part of the minimum quarterly distribution. Available cash for any quarter will consist generally of all cash on hand at the end of that quarter, plus working capital borrowings after the end of the quarter, as adjusted for the establishment of cash reserves, which may be increased at certain times of the year to adjust for the seasonal fluctuations in our business. Operating surplus generally consists of cash on hand at the date of the distribution, cash generated from operations after deducting related expenditures (including our general partner’s expenses) and other items, plus working capital borrowings after the end of the quarter. The definitions of available cash and operating surplus are in our partnership agreement.
     We derived the amounts of pro forma available cash from operating surplus shown above from our unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based upon currently available information and specific estimates and assumptions. Our unaudited pro forma condensed consolidated financial statements do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, available cash from operating surplus as defined in the partnership agreement is a cash accounting concept, while our unaudited pro forma condensed consolidated financial statements have been prepared on an accrual basis. As a result, you should only view the amount of pro forma available cash from operating surplus as a general indication of the amount of available cash from operating surplus that we might have generated had we been formed in earlier periods.
     We define EBITDA as net income plus interest expense, income taxes and depreciation and amortization expense. As described in the following paragraph, we use EBITDA as a supplemental measure to evaluate our business, other comparable companies and potential acquisitions opportunities. We also understand that such data is used by investors to assess our historical ability to service our indebtedness and make cash distributions to unitholders. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing our operating performance or our liquidity, you should not consider this data in isolation or as a substitute for our net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
     We use EBITDA as a supplemental financial measure to assess:
•	the ability of our assets to generate cash sufficient for us to pay interest costs and to make cash distributions to our unitholders;

•	the financial performance of our assets;

•	our liquidity and performance over time, and in relation to other companies who own similar assets and who we believe calculate EBITDA in a manner similar to us; and

•	in some cases, for valuation purposes when determining the appropriateness of the purchase price of assets we are considering acquiring.
     Although we use EBITDA to assess our ability to generate cash sufficient to pay interest costs and make cash distributions to our unitholders, the amount of cash available for such payments may be subject to our ability to reserve cash for other uses, such as debt repayments, capital expenditures and operating activities.
     Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and extend their useful lives. Expansion capital expenditures represent capital expenditures to expand the existing operating capacity of our assets, whether through construction or acquisition. Repair and maintenance expenditures associated with existing assets that are minor in nature and do not extend the useful life of existing assets are treated as operating expenses as incurred.
     A more complete explanation of the pro forma adjustments can be found in the notes to our unaudited pro forma condensed consolidated financial information that is incorporated by reference in this prospectus.

MATERIAL TAX CONSEQUENCES
     This section is a discussion of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Strasburger & Price, LLP, counsel to us, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Rio Vista and our operating subsidiaries.
     This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), employee benefit plans, real estate investment trusts (REITs), or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local, and foreign tax consequences particular to him of the ownership or disposition of our units.
     No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Strasburger & Price, LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our units and the prices at which our units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne directly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
     All statements regarding matters of law and legal conclusions set forth below, unless otherwise noted, are the opinion of Strasburger & Price, LLP and are based on the accuracy of the representations made by us. Statements of fact do not represent opinions of Strasburger & Price, LLP.
     For the reasons described below, Strasburger & Price, LLP has not rendered an opinion with respect to the following specific federal income tax issues:
     (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (see “ — Tax Consequences of Unit Ownership — Treatment of Short Sales”);
     (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see “ — Disposition of Units — Tax Allocations Between Transferors and Transferees”);
     (3) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (see “ — Tax Treatment of Operations — Depletion Deductions”);
     (4) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (see “ — Tax Treatment of Operations — Deduction for U.S. Production Activities”); and
     (5) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (see “ — Tax Consequences of Unit Ownership — Section 754 Election” and “ — Uniformity of Units”).

Partnership Status
     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner in a partnership is required to take into account his share of items of income, gain, loss, and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him. Distributions by a partnership to a partner generally are not taxable to the partner, unless the amount of cash distributed to him is in excess of his adjusted tax basis in his partnership interest.
     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to in this discussion as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships 90% or more of the gross income of which for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, and marketing of natural resources, including oil, natural gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets (or property described in Code Section 1231(b)) held for the production of income that otherwise constitutes qualifying income. We estimate that less than % of our current gross income does not constitute qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us, and a review of the applicable legal authorities, Strasburger & Price, LLP is of the opinion that more than 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.
     No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Strasburger & Price, LLP on such matters. Strasburger & Price, LLP is of the opinion, based upon the Internal Revenue Code, its regulations, published revenue rulings, court decisions, and the representations described below, that we will be classified as a partnership, and each of our operating subsidiaries will be disregarded as an entity separate from us, for U.S. federal income tax purposes.
     In rendering its opinion, Strasburger & Price, LLP has relied on factual representations made by us. The representations made by us upon which Strasburger & Price, LLP has relied include:
     (1) Neither we, nor any of our operating subsidiaries, have elected or will elect to be treated as a corporation; and
     (2) For each taxable year, more than 90% of our gross income will be income that Strasburger & Price, LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
     If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts) we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
     If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss, and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his units, and generally taxable capital gain to the extent of the excess over the unitholder’s tax basis in his units. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.
     The remainder of this section is based on Strasburger & Price, LLP’s opinion that we will be classified as a partnership for federal income tax purposes.
Limited Partner Status
     Unitholders who have become limited partners of Rio Vista will be treated as partners of Rio Vista for federal income tax purposes. Also, assignees who are awaiting admission as partners, and unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Rio Vista for federal income tax purposes.
     A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. See “ — Tax Consequences of Unit Ownership — Treatment of Short Sales.”
     Items of our income, gain, loss, or deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.
     The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Rio Vista for U.S. federal income tax purposes.
Tax Consequences of Unit Ownership
Flow-Through of Taxable Income
     We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gain, loss, and deduction without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gain, loss, and deduction for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.
Treatment of Distributions
     Distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his units generally will be considered to be gain from the sale or exchange of those units, taxable in accordance with the rules described under “ — Disposition of Units” below. To the extent that cash distributions made by us cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See “ — Limitations on Deductibility of Tax Losses.”
     Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including recapture of intangible drilling costs, depletion and depreciation, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having received his proportionate share of the Section 751

Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.
Ratio of Taxable Income to Distributions
     We estimate that a purchaser of our units in this offering who holds those units from the date of closing of this offering through the record date for distributions for the period ending December 31,    , will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than of the cash distributed to the unitholder with respect to that period. We anticipate that thereafter, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will be sufficient to make estimated distributions on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we intend to adopt and with which the IRS could disagree. Accordingly, these estimates may not prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:
•	gross income from operations exceeds the amount required to make quarterly distributions on all units at the minimum quarterly distribution rate, yet we only distribute the minimum quarterly distribution on all units; or

•	we make a future offering of units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depletion, depreciation or amortization for federal income tax purposes or that is depletable, depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.
Basis of Units
     A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That tax basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities and generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder’s share of our nonrecourse liabilities will generally be based on his share of our profits. See “ — Disposition of Units — Recognition of Taxable Gain or Loss.”
Limitations on Deductibility of Tax Losses
     The deduction by a unitholder of his share of our taxable losses will be limited to his tax basis in his units and, in the case of an individual unitholder estate, trust or a corporate unitholder (if such corporate unitholder is taxable under Subchapter C and more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased, provided such losses are otherwise allowable. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.
     In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that tax basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities. Moreover, a unitholder’s at-risk amount will decrease by the amount of the unitholder’s depletion deductions and will increase to the extent of the amount by which the unitholder’s percentage depletion deductions with respect to our property exceed the unitholder’s share of the tax basis of that property.
     The at-risk limitation applies on an activity-by-activity basis, and in the case of natural gas and oil properties, each property is generally treated as a separate activity. Thus, a taxpayer’s interest in each oil or natural gas property is generally required to be treated separately so that a loss from any one property would be limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s natural gas and oil properties. It is uncertain how this rule is implemented in the case of multiple natural gas and oil properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder’s at-risk limitation with respect to us. If a unitholder were required to compute his at-risk amount separately with respect to each oil or gas property we own, he might not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at-risk amount with respect to his units as a whole.
     The passive loss limitation generally provides that individuals, estates, trusts, and some closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which generally are defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments, a unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted by the unitholder in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after certain other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.
     A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
Limitations on Interest Deductions
     The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributable to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
     The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.
     Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest expense deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.
Entity-Level Collections
     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.
Allocation of Taxable Income, Gain, Loss and Deduction
     In general, if we have a net profit, our items of taxable income, gain, loss, and deduction will be allocated among the unitholders in accordance with their percentage interests in us. At any time that distributions are made on the units in excess of distributions made on the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss for an entire year, the loss generally will be first allocated to our unitholders according to their percentage interests in us to the extent of their positive capital account balances and, second, to our general partner.
     Specified items of our income, gain, loss, and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time of this offering, which assets are referred to in this discussion as “Contributed Property.” These Section 704(c) allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “book-tax disparity.” The effect of these allocations to a unitholder who purchases units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering.
     For example, a substantial portion of our Contributed Property will be depletable property with a fair market value in excess of its tax basis. Section 704(c) principles generally will require that depletion deductions with respect to each such property be allocated disproportionately to purchasers of units in this offering and away from our general partner and its affiliates. To the extent these disproportionate allocations do not produce a result to holders of units similar to that which would be the case if all of our initial assets had a tax basis equal to their fair market value on the date this offering closes, purchasers of units in this offering will be allocated the additional tax deductions needed to produce that result as to any asset with respect to which we elect the remedial allocation method of taking into account the difference between the tax basis of the asset and its fair market value. Similar principles will apply to Contributed Property that is depreciable.

     In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction.
     In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.
     An allocation of items of our income, gain, loss, or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss, or deduction only if the allocation has substantial economic effect. In any other case, a unitholder’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:
•	his relative contributions to us;

•	the interests of all the unitholders in profits and losses;

•	the interest of all the unitholders in cash flow; and

•	the rights of all the unitholders to distributions of capital upon liquidation.
     Strasburger & Price, LLP is of the opinion that, with the exception of the issues described in ” — Tax Consequences of Unit Ownership — Section 754 Election,” “ — Uniformity of Units” and “ — Disposition of Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss, or deduction.
Treatment of Short Sales
     A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	none of our income, gain, loss or deduction with respect to those units would be reportable by the unitholder;

•	any cash distributions received by the unitholder with respect to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.
     Strasburger & Price, LLP has not rendered an opinion regarding the treatment of a unitholder whose units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. See “ — Disposition of Units — Recognition of Taxable Gain or Loss.”

Alternative Minimum Tax
     Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss, or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult their tax advisors with respect to the impact of an investment in our units on their liability for the alternative minimum tax.
Tax Rates
     In general, the highest effective federal income tax rate for individuals currently is 35% and the maximum federal income tax rate for net capital gains of an individual currently is 15% for gains prior to 2011 and 20% for gains recognized during 2011 and thereafter if the asset disposed of was held for more than 12 months at the time of disposition.
Section 754 Election
     We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. That election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases units directly from us, and it belongs only to the purchaser and not to other unitholders. See, however, “ — Allocation of Taxable Income, Gain, Loss, and Deduction” above. For purposes of this discussion, a unitholder’s inside basis in our assets has two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that tax basis.
     The timing of deductions attributable to our common basis in the Contributed Property generally will depend on the remaining cost recovery schedule of such assets at the time of the contribution to us. The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset to which the adjustment is applicable. See “ — Allocation of Taxable Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our units. See “ — Uniformity of Units.”
     A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depletion and depreciation deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial tax basis reduction. Generally a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.
     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time and under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
     We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in his taxable income his share of our taxable income, gain, loss, and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss, and deduction in income for his taxable year, with the result that he will be required to include in his taxable income for his taxable year his share of more than twelve months of our income, gain, loss, and deduction. See “ — Disposition of Units — Tax Allocations Between Transferors and Transferees.”
Depletion Deductions
     Subject to the limitations on deductibility of taxable losses discussed above, unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our natural gas and oil interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.
     Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.
     In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.
     Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (1) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (2) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

     All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our natural gas and oil interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.
     The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.
Deductions for Intangible Drilling and Development Costs
     We will elect to currently deduct intangible drilling and development costs (IDCs). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies, and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.
     Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.
     Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to natural gas and oil wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of natural gas and oil products exceeding $5 million per year in the aggregate.
     IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. See “ — Disposition of Units — Recognition of Taxable Gain or Loss.”
Deduction for U.S. Production Activities
     Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder, but not to exceed 50% of unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts. The percentages are 6% for qualified production activities income generated in the years 2007, 2008, and 2009; and 9% thereafter.

     Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.
     For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. See “ — Tax Consequences of Unit Ownership — Limitations on Deductibility of Tax Losses.”
     The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.
     This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.
     Potential Changes to Legislation. If enacted, proposed legislation being reviewed by Congress would deny certain oil and gas producers the ability to use the deduction currently offered under Code Section 199 for domestic production activities.
     Lease Acquisition Costs. The cost of acquiring natural gas and oil leasehold or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. See “ — Depletion Deductions.”
     Geophysical Costs. The cost of geophysical exploration incurred in connection with the exploration and development of oil and gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.
     Operating and Administrative Costs. Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.
Tax Basis, Depreciation and Amortization
     The tax basis of our tangible assets, such as casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (1) this offering will be borne by our general partner, and

(2) any other offering will be borne by our unitholders as of that time. See “ — Tax Consequences of Unit Ownership — Allocation of Taxable Income, Gain, Loss and Deduction.”
     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. If we determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to this or any future offering, we may not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation or held by us at the time of any future offering. See “ — Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. See “ — Tax Consequences of Unit Ownership — Allocation of Taxable Income, Gain, Loss and Deduction” and “ — Disposition of Units — Recognition of Taxable Gain or Loss.”
     The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably, or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.
Valuation and Tax Basis of Our Properties
     The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss, or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Units
Recognition of Taxable Gain or Loss
     Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
     Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.
     Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit generally will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than one year is scheduled to be taxed at a maximum rate of 15% through December 31, 2010. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables” or “inventory items” that we own. The term “unrealized receivables” includes potential recapture items, including depreciation, depletion, and IDC recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may be used to offset only capital gains in the case of corporations.
     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low tax basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and those Treasury Regulations.
     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, i.e., one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:
•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer who enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
Tax Allocations Between Transferors and Transferees
     In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
     Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Accordingly, Strasburger & Price, LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or applies to only transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among transferor and transferee unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss, and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
Notification Requirements
     A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A person who purchases units from another unitholder also is generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.
Constructive Termination
     We will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in our filing two tax returns (and unitholders’ receiving two Schedule K-1s) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Units
     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In maintaining uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units after this offering may affect the uniformity of our units. See “ -Tax Consequences of Unit Ownership — Section 754 Election.” For example, a lack of uniformity can result from a literal application of certain Treasury Regulations. Any or all of these factors could cause the timing of a purchaser’s deductions to differ, depending on when the unit purchased was issued.
     Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depletion, depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Strasburger & Price, LLP, is unable to opine as to the validity of such filing positions. A unitholder’s basis in his or her units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of units. See “ -Disposition of Units — Recognition of Gain or Loss.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.
Tax-Exempt Organizations and Other Investors
     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.
     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.
     A regulated investment company, or “mutual fund,” is required to derive at least 90% of its gross income from certain permitted sources. Income from the ownership of units in a “qualified publicly traded partnership” is generally treated as income from a permitted source. We expect that we will meet the definition of a qualified publicly traded partnership.
     Our partnership agreement generally prohibits non-resident aliens and foreign entities from owning our units. However, if non-resident aliens or foreign entities own our units, such non-resident aliens and foreign corporations, trusts, or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss, or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
     In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
     Under a ruling issued by the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder would not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.
Administrative Matters
Information Returns and Audit Procedures
     We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss, and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss, and deduction.
     We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Strasburger & Price, LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.
     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement appoints the General Partner as our Tax Matters Partner.
     The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Nominee Reporting
     Persons who hold an interest in us as a nominee for another person are required to furnish to us:
•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a person that is not a U.S. person, a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
     Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties
     An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
     For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:
•	for which there is, or was, “substantial authority,” or

•	as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.
     If any item of income, gain, loss, or deduction included in the distributive shares of unitholders could result in that kind of an “understatement” of income for which no “substantial authority” exists, we would be required to disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules would apply to an understatement of tax resulting from ownership of units if we were classified as a “tax shelter.” We believe we will not be classified as a tax shelter.
     A substantial valuation misstatement exists if the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S corporation or a personal holding company). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.
Reportable Transactions
     If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts of at least $2 million in any single year, or $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) is audited by the IRS. See “ — Information Returns and Audit Procedures” above.
     Moreover, if we were to participate in a listed transaction or a reportable transaction (other than a listed transaction) with a significant purpose to avoid or evade tax, you could be subject to the following provisions of the American Jobs Creation Act of 2004:
•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “ — Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.
     We do not expect to engage in any reportable transactions.

State, Local and Other Tax Considerations
     In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property now or in the future or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We initially will own property or do business in Texas, New Mexico and Oklahoma. New Mexico and Oklahoma currently impose a personal income tax. We may also own property or do business in other jurisdictions in the future that impose personal income taxes or that impose entity level taxes to which we could be subject. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from those jurisdictions falls below the filing and payment requirements, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See “ — Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.
     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Strasburger & Price, LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN OUR COMPANY BY EMPLOYEE BENEFIT PLANS
     An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should consider:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.
     A plan fiduciary should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.
     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.
     In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.
     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:
•	the equity interests acquired by employee benefit plans are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.
     Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet above.
     Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING UNITHOLDERS
     This prospectus covers the offering for resale of up to 867,644 common units by the selling unitholders identified below. These common units represent common units:
•	purchased by such selling unitholders in our private placements which closed on November 19, 2007 and December 3, 2007;

•	issuable upon the exercise of options granted under our 2005 Equity Incentive Plan; and

•	issuable upon the exercise of outstanding warrants.
     The total amount of common units that may be sold hereunder will not exceed the number of units offered hereby. Please read “Plan of Distribution.”
     The following table sets forth information about the maximum number of common units that may be offered from time to time by each selling unitholder under this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. This includes shares which a person or entity has a right to acquire in the next 60 days. The percentage of beneficial ownership is based on 2,429,206 common units outstanding as of February 12, 2008.
     To our knowledge, other than as set forth in the footnotes below, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common units.

	Common Units Owned	Number of Common	Common Units Owned
	Prior to the Offering	Units that may	After the Offering(1)
Selling Unitholder	Number	be sold	Number	Percentage
Standard General Fund L.P.(2)(3)	212,487	137,556	74,931	2.69%
Credit Suisse Management LLC	100,000	100,000	0	0
Structured Finance Americas, LLC	118,000	118,000	0	0
Gary Moores	91,996		0	0
Bill Wood	45,998		0	0
Emmett Murphy (4)	1,250		0	0
Charlie Handly (4)	15,625		0	0
Harvey L. Benenson (4)	2,500		0	0
Ian Bothwell (4),(6)	115,625		30,000	1.08%
JB Richter (4),(7)	31,250		565,554	20.36%
Jerry Lockett (4)	15,625		4,528	0
Vicente Soriano (4)	15,625		0	0
Stewart Paperin (4)	2,500		0	0
Ricardo Rodriquez Canney (4),(5)	13,750		5,000	0
Murray Feiwell (4),(5)	12,500		8,135	0
Douglas Manner (4),(5)	13,125		6,250	0
Gary Farrar III(4)	25,000		0	0
Amir L. Ecker (4),(9)	103,314		0	0
Patricia McDermott (4)	5,000		0	0
Carolyn Wittenbraker (4)	781		0	0
Greg Wood (4)	3,125		0	0
Harry J. Sauer (4),(10)	3,125		0	0

*	Indicates less than one percent.

(1)	Assumes that all of the common units registered will be sold.

(2)	Standard General Management LLC, a Delaware limited liability company, is the managing member of Standard General GP LLC, a Delaware limited liability company, which is the general partner of Standard General Fund L.P. Mr. Nicholas Singer, a United States citizen, is a co-managing member of Standard General Management LLC. In addition, Mr. Singer has a controlling interest in Standard General S Corp., a Delaware corporation, which is the general partner of Standard General Holdings, L.P., a Delaware limited partnership. Standard General Holdings, L.P. is the general partner of Standard General L.P., a Delaware limited partnership, and pursuant to an investment management agreement, Standard General L.P. has all investment and voting power with respect to the securities held by Standard General Fund L.P. Mr. Singer may be deemed to beneficially own the securities by virtue of the foregoing relationships. Mr. Singer hereby disclaims beneficial ownership of the reported securities for purposes of Section 16 of the Securities Exchange Act of 1934 except to the extent of his pecuniary interest therein.

(3)	Standard General Management LLC, through its affiliates, owns or controls 3,161,418 shares of common stock of Penn Octane and 212,487 common units of Rio Vista Energy Partners, L.P. Penn Octane owns 75% of Rio Vista GP LLC, the general partner of Rio Vista Energy Partners, L.P. Mr. Nicholas Singer, a co-managing member of Standard General Management LLC, was appointed to the board of directors of Penn Octane and the board of managers of Rio Vista GP LLC at the request of Standard General Management LLC and its affiliates.

(4)	Includes units not outstanding but deemed to be beneficially owned pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(5)	Manager of our general partner.

(6)	Acting Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary of our general partner.

(7)	Employee of limited partnership or employee of our general partner.

(8)	Consultant to Penn Octane.

(9)	Includes units held by Amir L. Ecker, Del Charter Guaranty & Trust FBO Amir L. Ecker IRA, The Ecker Family Partnership, Donaldson, Luftkin Jenrette Securities Corp., as Custodian FBO Amir L. Ecker IRA and Amir L. Ecker and Maria T. Ecker, jointly.

(10)	Includes units held by Harry Sauer individually and Harry J. Sauer Irrevocable Trust.

PLAN OF DISTRIBUTION
     We are registering the common units on behalf of the selling unitholders. As used in this prospectus, “selling unitholders” includes donees, pledgees and successors-in-interest selling common units received from a named selling unitholder after the date of this prospectus.
     Under this prospectus, the selling unitholders may offer our securities to the public by one or more of, or a combination of, the following:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker dealers may agree with the selling unitholders to sell a specified number of such common units at a stipulated price per common unit;

•	sales pursuant to Rule 144;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling unitholders may price the common units offered from time to time:

•	at market prices prevailing at the time of any sale under this registration statement;

•	at prices related to market prices; or

•	at negotiated prices.
     We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder’s sale of its respective or common units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:
•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the NASDAQ Global Market;

•	in the over-the counter market; or

•	in private transactions.

     Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.
     To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.
     The selling unitholders and any broker-dealers or agents that are involved in selling the common units may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. To the extent any of the selling unitholders are broker-dealers, they are, according to SEC interpretations, “underwriters” within the meaning of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common units purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     In addition, the selling unitholders have advised us that they may sell the common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.
     We have agreed to indemnify the selling unitholders and each underwriter, selling agent or other securities professional, if any, against certain liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders and registered under this prospectus, including liabilities arising under the Securities Act of 1933.
     We agreed to keep this prospectus effective until the earlier of (1) the date on which the common units may be resold by the selling unitholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (2) all of the common units have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The common units will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the common units may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common units may not simultaneously engage in market making activities with respect to our common units for a period of two business days prior to the commencement of the distribution. In addition, the selling unitholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common units by the selling unitholders or any other person. We will make copies of this prospectus available to the selling unitholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS
     The validity of the common units will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Strasburger & Price, LLP, Houston, Texas, has provided its opinion with regard to certain tax matters.
EXPERTS
     The financial statements of Rio Vista Energy Partners L.P. as of December 31, 2006 and for the year ended December 31, 2006 incorporated by reference into this prospectus have been incorporated by reference in reliance on the report of Burton McCumber & Cortez, L.L.P., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the common units covered by this prospectus. The registration statement of which this prospectus forms a part, including the exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. You also can obtain information about us at the offices of the Nasdaq Global Market, 4 Times Square, New York, New York 10036.
     The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.
     We incorporate by reference in this prospectus the following documents that we have previously filed with the SEC:
•	Annual Report on Form 10-K (File No. 000-50394) for the year ended December 31, 2006 filed on April 17, 2007;

•	Quarterly Reports on Form 10-Q (File No. 000-50394) for the quarter ended March 31, 2007 filed on May 21, 2007, for the quarter ended June 30, 2007 filed on August 20, 2007 and for the quarter ended September 30, 2007 filed on November 19, 2007;

•	Current Reports on Form 8-K (File No. 000-50394) filed on February 20, 2007, March 9, 2007, March 27, 2007, June 21, 2007, July 6, 2007, August 1, 2007, September 18, 2007, October 26, 2007, November 26, 2007, December 4, 2007, December 10, 2007 and January 3, 2008; and

•	all of our reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the registration statement of which this prospectus forms a part but prior to the termination of the offering of the securities covered by this prospectus.
     These reports contain important information about us, our financial condition and our results of operations. Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

     We make available free of charge on or through our Internet website, http://www.riovistaenergy.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.
     You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at http://www.riovistaenergy.com, or by writing or calling us at the following address:
Rio Vista Energy Partners L.P.
1313 Alton Gloor Blvd., Suite J
Brownsville, Texas 98526
Attention: Corporate Secretary
(956) 831-0886
     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.

Rio Vista Energy
                          Partners L.P.          [LOGO]
867,644 Common Units
Representing Limited Partner Interests

PROSPECTUS
       , 2008

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee and Nasdaq listing fee, the amounts set forth below are estimates.

SEC registration fee		$491.70
Nasdaq filing fee		*
Printing and engraving expenses		*
Accounting and consulting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.
Item 15. Indemnification of Directors and Officers.
     The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, managers and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. In addition, we have approved indemnification agreements with managers and officers of our general partner. The form of this agreement was filed as Exhibit 10.25 to our Annual Report on Form 10-K for the year ended December 31, 2006.
     To the extent that the indemnification provisions of our partnership agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.
Item 16. Exhibits.

Exhibit
Number	Description

4.1	Certificate of Limited Partnership of Rio Vista Energy Partners L.P. filed July 10, 2003. (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.2	Amendment of Certificate of Limited Partnership of Rio Vista Energy Partners L.P. filed September 17, 2003. (Incorporated by reference to Rio Vista’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 22, 2004, SEC File No. 000-50394).

4.3	First Amended and Restated Limited Partnership Agreement of Rio Vista Energy Partners L.P. dated September 16, 2004. (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.4	First Amendment to the First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P. dated as of October 26, 2005. (Incorporated by reference to Rio Vista’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed on November 21, 2005, SEC File No. 000-50394).

Exhibit
Number	Description

4.5	Certificate of Formation of Rio Vista GP LLC. (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.6	Rio Vista GP LLC Amended and Restated Limited Liability Company Agreement dated as of September 16, 2004. (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.7	First Amendment to Amended and Restated Limited Liability Company Agreement of Rio Vista GP LLC dated October 2, 2006. (Incorporated by reference to Rio Vista’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on April 6, 2006, SEC File No. 000-50394).

4.8	Specimen Unit Certificate for Common Units (contained in Exhibit 3.2). (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.9	Registration Rights Agreement dated effective as of December 3, 2007 by and between Rio Vista Energy Partners L.P., Rio Vista GP LLC, Standard General Fund L.P., Credit Suisse Management LLC and Structured Finance Americas LLC (Incorporated by reference to Rio Vista’s Current Report on Form 8-K filed on December 3, 2007, SEC File No. 000-50394).

5.1+	Opinion of Andrews Kurth LLP regarding the validity of the common units.

8.1+	Opinion of Strasburger & Price, LLP regarding tax matters.

23.1	Consent of Burton McCumber & Cortez, L.L.P.

23.2+	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

23.3+	Consent of Strasburger & Price, LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on signature page).

+	To be filed by amendment
Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such section post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement: and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brownsville, Texas, on February 13, 2008.

Rio Vista Energy Partners L.P.
By:	Rio Vista GP LLC, its general partner

By:	/s/ Ian T. Bothwell
Ian T. Bothwell
Acting Chief Executive Officer, Acting President, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian T. Bothwell and Douglas G. Manner and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian T. Bothwell Ian T. Bothwell	Acting Chief Executive Officer, Acting President, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal, Executive, Financial and Accounting Officer)	February 13, 2008

/s/ Richard R. Canney Richard R. Canney	Manager	February 13, 2008

/s/ Murray J. Feiwell Murray J. Feiwell	Manager	February 13, 2008

/s/ Douglas G. Manner Douglas G. Manner	Manager	February 13, 2008

Signature	Title	Date

/s/ Bruce I. Raben Bruce I. Raben	Manager	February 13, 2008

/s/ Nicholas J. Singer Nicholas J. Singer	Manager	February 13, 2008

EXHIBIT LIST

Exhibit
Number	Description

4.1	Certificate of Limited Partnership of Rio Vista Energy Partners L.P. filed July 10, 2003. (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.2	Amendment of Certificate of Limited Partnership of Rio Vista Energy Partners L.P. filed September 17, 2003. (Incorporated by reference to Rio Vista’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 22, 2004, SEC File No. 000-50394).

4.3	First Amended and Restated Limited Partnership Agreement of Rio Vista Energy Partners L.P. dated September 16, 2004. (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.4	First Amendment to the First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P. dated as of October 26, 2005. (Incorporated by reference to Rio Vista’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed on November 21, 2005, SEC File No. 000-50394).

4.5	Certificate of Formation of Rio Vista GP LLC. (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.6	Rio Vista GP LLC Amended and Restated Limited Liability Company Agreement dated as of September 16, 2004. (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.7	First Amendment to Amended and Restated Limited Liability Company Agreement of Rio Vista GP LLC dated October 2, 2006. (Incorporated by reference to Rio Vista’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on April 6, 2006, SEC File No. 000-50394).

4.8	Specimen Unit Certificate for Common Units (contained in Exhibit 3.2). (Incorporated by reference to Rio Vista’s registration statement on Form 10 filed August 26, 2004 and amended Form 10 filed on September 16, 2004) (SEC File No. 000-50394).

4.9	Registration Rights Agreement dated effective as of December 3, 2007 by and between Rio Vista Energy Partners L.P., Rio Vista GP LLC, Standard General Fund L.P., Credit Suisse Management LLC and Structured Finance Americas LLC (Incorporated by reference to Rio Vista’s Current Report on Form 8-K filed on December 3, 2007, SEC File No. 000-50394).

5.1+	Opinion of Andrews Kurth LLP regarding the validity of the common units.

8.1+	Opinion of Strasburger & Price, LLP regarding tax matters.

23.1	Consent of Burton McCumber & Cortez, L.L.P.

23.2+	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

23.3+	Consent of Strasburger & Price, LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on signature page).

+	To be filed by amendment